                                                                      EXHIBIT 12

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                                               Three Months Ended
                                                                                     March  31,
                                                                        -----------------------------------
                                                                            2000                  1999
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                                $ 391                 $ 377

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              104                    94

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        43                    49

    Distributed income of investees
      accounted for under the equity method                                        43                     -

    Amortization of capitalized interest                                            1                     1

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                                3                     3
                                                                        -------------        --------------


  Total earnings available for fixed charges                                    $ 579                 $ 518
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                    $ 106                 $  97

  Portion of rent under long-term operating
    leases representative of an interest factor                                    43                    49
                                                                        -------------        --------------

  Total fixed charges                                                           $ 149                 $ 146
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              3.89x                 3.55x